EXHIBIT 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Aris Mining Corporation

We consent to the use of our report dated March 6, 2024 on the consolidated financial statements of Aris Mining Corporation, which comprise the consolidated statements of financial position as of December 31, 2023 and 2022, the related consolidated statements of income (loss), comprehensive income (loss), equity, and cash flows for each of the years then ended, and the related notes, which is incorporated by reference in the Registration Statement on Form F-10 dated September 25, 2024 of Aris Mining Corporation.

/s/ KPMG LLP

Chartered Professional Accountants

September 25, 2024

Vancouver, Canada